                                                                  EXHIBIT(e)(10)


                               TECHNISOURCE, INC.

May 2, 2002

Mr. Andrew Hill

         Re:      Amendment to Employment Agreement

Dear Andy:

This letter agreement constitutes a written amendment to the Employment Agreement (the "Agreement") dated July 28, 2000, between you and Technisource, Inc. (the "Company"). In consideration of the mutual agreements contained herein, and other good and valuable consideration, the parties hereby agree as follows:

         1. The parties hereby agree to amend Section 4(b) of the Agreement so that such Section reads in its entirety as follows:

                           4(b) BONUS COMPENSATION. During the term of
         Employee's employment under this Agreement, Employee shall be entitled to receive bonus compensation ("Bonus Compensation") as follows. The amount of Employee's Bonus Compensation shall be equal to 5% of the growth in the Company's earnings without including interest payments and taxes ("EBIT") in each fiscal quarter compared to the comparable fiscal quarter of the immediately preceding year. The amount of the Company's growth in EBIT shall be calculated and paid on a quarterly basis within 60 days following the end of each of the first three fiscal quarters of the Company, and within 90 days following the fourth fiscal quarter of the Company, based on the Company's financial statements as filed with the Securities and Exchange Commission.

                           Notwithstanding anything in this Agreement to the contrary, (i) the calculation of EBIT for any fiscal quarter shall not include restructuring charges and charges for the impairment of long lived assets as set forth separately in the Company's financial statements as filed with the Securities and Exchange Commission, and
         (ii) the maximum amount of the aggregate Bonus Compensation to which Employee shall be entitled for the Company's fiscal year ending December 31, 2003 shall be equal to 50% of the greater of (A) Employee's annual Base Compensation on January 1, 2003, or (B) such higher amount of annual Base Compensation to which Employee may be entitled during such year as determined by the Board of Directors of the Company.

                  In the event of a "Change of Control" of the Company during the term of this Agreement, Employee shall be entitled to receive an extraordinary bonus in the amount of $75,000 on the effective date of the Change of Control (the "Change of Control Bonus"). For purposes of this Agreement, a "Change of Control" shall mean when (i) any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, who does not currently own twenty percent or more of the Company's capital stock, becomes the beneficial owner of the twenty-five percent or more of the capital stock of the Company, (ii) the Company is merged into any other company and the holder's of the Company's common stock immediately prior to such merger fail to hold at least fifty percent of the common stock of the Company immediately following such merger, or substantially all of the Company's assets are acquired by any other entity; or (iii) three or more directors nominated by the Board of Directors to serve as a director, each having agreed to serve in such capacity, fail to be elected in a contested election of directors.

         2. The parties hereby agree to add a new Section 9(c) of the agreement so that such Section reads in its entirety as follows:

                  9(c) FOLLOWING A CHANGE OF CONTROL. In the event that Employee's employment under this Agreement is terminated without cause by the Company or its successor or Employee terminates his employment for Good Reason, in each case within 180 days following the date of the Change of Control, the Company or its successor shall pay Employee, in addition to the Change of Control Bonus, but in lieu of any other severance or other payments or obligations under this Agreement, (i) a bonus, payable on the date of such termination, in an amount equal to 50% of Employee's annual Base Compensation on the date of such termination, and (ii) the Base Compensation until the later to occur of (A) the date 12 months from the date of such termination and (B) the end of the term (or any renewal term) of this Agreement. Any amounts previously paid to Employee as Bonus Compensation during the fiscal year in which the Change of Control occurs shall not be deducted from the amounts payable to Employee under this Section 9(c).

         3. Employee and the Company acknowledge that the Company has awarded to Employee the option to purchase up to 50,000 shares of the Company's common stock on the terms set forth in and in accordance with the Stock Option Agreement attached hereto as ATTACHMENT 1.

         4. The parties to the Agreement agree and confirm that, except as amended herein, the Agreement is in full force and effect.

         5. The effective date of this letter agreement shall be the date on which both parties have indicated their acceptance of the terms of this letter agreement by signing below.

         Please indicate your assent to the foregoing amendment to the Agreement by signing the enclosed duplicate original in the space provided below, and returning it to me for our files.

                                              Sincerely,

                                              TECHNISOURCE, INC.


                                              By:   /s/ C. SHELTON JAMES
                                                 -----------------------------
                                              Name:  C. Shelton James
                                              Title:  Chief Executive Officer

AGREED TO AND ACCEPTED BY:

/s/ ANDREW HILL
----------------------------------
Andrew Hill